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                                                                   EXHIBIT 10.15

                     UNOCAL NONQUALIFIED RETIREMENT PLAN "A"
                      (AS AMENDED THROUGH JANUARY 1, 2002)

This Unocal Nonqualified Retirement Plan "A" (the "Plan") is an amendment and restatement of the Unocal Retirement Supplementary Compensation Plan. The Plan has been and is maintained by the Company, solely for the purpose of providing benefits for certain Employees in excess of the limitations on contributions and benefits imposed by the Internal Revenue Service under Section 415 of the Code.

The provisions of the Retirement Supplementary Compensation Plan in effect prior to January 1, 1998 shall continue to apply to determine the eligibility of and benefits payable to Employees who separated from service prior to January 1, 1998. The terms of the Plan in effect as of the date benefits commence shall apply for purposes of determining the form and time of payment of benefits due under the Plan.

ARTICLE I - ELIGIBILITY

The Employee shall be eligible if each of the following provisions is satisfied:

A.     The Employee is a Member of the Unocal Retirement Plan;

B. The Employee's salary grade classification with an Employer is M04 or above with respect to eligibility for additional benefits on or after January 1, 2001;

C. At the time of the Employee's separation from service with an Employer, the Employee had at least 5 years of Benefit Service under the Unocal Retirement Plan or the Employee is entitled to a vested right to his or her Accrued Benefit under the Unocal Retirement Plan as a result of a Change of Control Event;

D. The Employee separates from service with an Employer on or after January 1, 1998; and

E. The Employee's benefit that would otherwise be payable under the Unocal Retirement Plan is reduced as a result of the limitations required under
       Section 415 of the Code.

ARTICLE II - BENEFIT

A. The amount of the Employee's monthly benefit payable shall be the excess, if any, of: (1) the monthly benefit which would have been payable under the Unocal Retirement Plan to the Employee were it not for the limitations imposed by Section 415 of the Code, over (2) the actual monthly benefit payable under the Unocal Retirement Plan.

B. In the event that: (1) the monthly benefit computed under Article II.A.1. of the Unocal Nonqualified Retirement Plan "C" (determined without regard to the Employee's eligibility to participate in such plan) minus (2) the actual monthly benefit payable under the Unocal Retirement Plan is less than the benefit

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       calculated under Article II. A of this Plan, the monthly benefit payable under this Plan shall be reduced to such lower amount.

C. Notwithstanding any provision in this Plan, in the event that: (1) it shall be determined that any benefit or payment under the Plan is a "parachute payment" (within the meaning of Section 280G of the Code) which is subject to the excise tax imposed by Section 4999 of the Code ("Excise Tax"), (2) the Employee is not entitled (pursuant to an employment or other agreement) to receive a "gross up" payment to provide the Employee with additional compensation to offset the impact of the Excise Tax (a "Gross Up Arrangement"), and (3) the Employee would receive a greater net after-tax benefit if such Employee's aggregate benefits and payments from the Company and its affiliates, whether under the Plan or otherwise, were reduced to a level which does not exceed the greatest amount that could be paid to the Employee without giving rise to Excise Tax (the "Reduced Amount"), then the Employee's benefits or payments under the Plan shall be reduced as determined by the Company so the benefits or payments under the Plan when aggregated with all benefits and payments from the Company and its affiliates do not exceed the Reduced Amount. The Employee's net after-tax benefit shall be determined after application of the Excise Tax, all federal, state and local income taxes and payroll or other taxes, and by including all benefits and payments from the Company and its affiliates which are treated as "parachute payments" and included in determining liability for the Excise Tax. The determination of the applicability of the Excise Tax and the Reduced Amount shall be made by the Company in good faith, provided that with respect to an Employee who is subject to Gross Up Arrangement or other contract or agreement that provides procedures for determining the existence of an Excise Tax, the procedures in such Gross Up Arrangement, contract or agreement shall apply. If the benefits or payments under the Plan are to be reduced to the Reduced Amount and the Employee receives other benefits or payments treated as "parachute payments" and included in determining liability for the Excise Tax, the Company may allocate such portion of the reduction amount to the benefits and payments under the Plan as it deems appropriate.

ARTICLE III - FORM AND TIME OF PAYMENT

A. Benefits under this Plan shall commence at the same time as benefits under the Unocal Retirement Plan, except that benefits paid under this Plan in installments shall commence and be paid subject to Article III.D. Benefits under this Plan shall, in addition to any limits imposed herein, be subject to the provisions of the Unocal Retirement Plan, except as specifically provided otherwise by this Plan.

B. An eligible Employee may elect to receive payments under this Plan under any of the forms of payment available under the Unocal Retirement Plan, except the Five Years Certain Life Annuity Form and the Ten Years Certain Life Annuity Form, with respect to his or her benefit under this Plan. For purposes of this Plan, the Lump Sum Cash Settlement Form is referred to as a single sum cash payment.

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C.     The forms of payment under this Plan shall be subject to the terms, conditions and actuarial adjustments applicable to such forms under the Unocal Retirement Plan.

D. Notwithstanding the foregoing, an Employee may elect, subject to such dates, terms, and conditions as the Company deems appropriate, to receive the single sum cash payment amount, as determined above, in up to ten annual installments. No interest shall accrue or be credited to such payments or amounts.

E. An eligible Employee may make a timely election of the form of payment of his or her benefits under this Plan, and may change such election without penalty by making a subsequent timely election, at any time not later than one year prior to the Employee's retirement date.

F. If an Employee does not make a timely election of the form of payment of benefits, then benefits under this Plan will be paid as a single sum cash payment for benefits commenced on or after September 1, 2001 or a Single Life Annuity, if the Employee is not married, or as a 100% Joint and Survivor Life Annuity for the Employee and his or her Spouse, if the Employee is married, for benefits commenced before September 1, 2001, unless the Employee makes an election which is subject to a reduction of benefits under Article III.G. or III.H. below.

G. An eligible Employee may change his or her election of the form of payment of benefits under this Plan within one year before retirement, subject to a 6% reduction of his or her benefit which will be forfeited to the Company or Employer. Notwithstanding the preceding sentence, the 6% reduction penalty shall not apply with respect to the form of payment elected during a special election period designated by the Administrator as attributable to a Plan amendment.

H. After retirement, an Employee may elect to receive his or her remaining benefits under this Plan in a single sum cash payment, subject to a 10% reduction of the single sum cash payment, which will be forfeited to the Company or Employer.

I. The single sum cash payment to an Employee under Article III.H. (prior to the 10% reduction), except when the Employee was receiving installment payments, shall be equal to the difference between (1.) and (2.) below, determined as of the commencement date of benefit payments, accumulated to the date of the single sum cash payment using the interest rate specified below.

       1. The single sum value of the benefits payable to the Employee as a Single Life Annuity under this Plan determined as of the commencement date of benefit payments.

       2. The single sum value of the benefits previously paid to the Employee under this Plan (based on the actual form of payment, unless the Employee was receiving payments under a Joint and Survivor Life Annuity

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              form and the joint annuitant has died, in which case the value of benefits previously paid shall be considered to be the benefits which would have been paid to the Employee as a Single Life Annuity) discounted to the commencement date of benefit payments.

       If an Employee is receiving installment payments, the single sum cash payment to the Employee under Article III.H. (prior to the 10% reduction) shall be equal to the remaining unpaid installment payments, without interest.

       A single sum cash payment shall be valued using the interest rate used by the Unocal Retirement Plan to determine a Lump Sum Cash Settlement payable on the first of the month following the date the election under
       Section III.H. above is received by the Company.

J. Within two years after a Change of Control, the reduction of benefits under Article III.G. and III.H. shall be 5%, in lieu of the 6% or 10% reduction which otherwise would apply. For this purpose a "Change of Control" shall have the same meaning as a "Change in Control Event" as defined in the Unocal Long-Term Incentive Plan of 1998.

K. The Unocal Retirement Plan Committee, in its discretion, may waive reductions in benefits for changes in elections of form of payment of benefits or elections to receive single sum cash payments which are due to a financial hardship of the Employee.

L. If any provision of this Plan causes Plan benefits to be includible for federal income tax purposes in the gross income of an Employee (or beneficiary) prior to actual payment of such Plan benefits to the Employee (or beneficiary), the Company shall pay such Plan benefits to the Employee (or beneficiary) upon a final determination to such effect, notwithstanding any other provision of this Plan to the contrary.

M. The Spouse (or other beneficiary) of an Employee may be entitled to benefits in the event of the death of the Employee.

       1. If the Employee dies prior to commencement of payment of benefits, a benefit shall be payable only to the Employee's Spouse and only if the Spouse has been married to the Employee for a period of at least one year on the date of the Employee's death. The amount of the benefit payable to the Employee's eligible Spouse shall equal the amount that would be paid from the Unocal Retirement Plan under the Spouse's Annuity Benefit, the Special Spouse's Benefit, the Spouse's Benefit, or the Spouse's Employee-Equivalent Benefit, provided that the eligibility requirements under the Unocal Retirement Plan have been met for the elected benefit, with the calculation based on the Member's benefit under Article II.A. and
              Article II.B. of this Plan. Benefits under this Plan will commence at the same time as benefits under the Unocal

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              Retirement Plan. If a Spouse elects to receive the Spouse's
              Employee-Equivalent Benefit, the Spouse may elect, subject to such dates, terms, and conditions as the Company deems appropriate, to receive such benefit payable in up to ten annual cash installments. No interest shall accrue or be credited to such payments. No other benefit shall be payable to any other person or entity in the event that a benefit is paid under this Article III.M.1.

       2. If the Employee dies after commencement of payment of benefits, the amount, timing and form of the benefit payments under this Plan shall be in accordance with the Employee's election of form of payment under this Plan.

              a. If the Employee elected installment payments or the Ten Equal Annual Installments, the Spouse (or beneficiary) will receive one payment in an amount equal to the remaining payments.

              b. If the Employee elected a Joint and Survivor Life Annuity, payments will continue for the life of the Spouse (with appropriate reduction based on the Employee's election).

              c. If the Employee elected the Single Life Annuity, no benefit will be paid from this Plan to the Spouse (or beneficiary).

              No other benefit shall be payable to any other person or entity in the event that a benefit is paid under this Article III.M.2.

ARTICLE IV - ADMINISTRATION AND TERMINATION

A. Union Oil Company of California shall administer the Plan. Such responsibilities shall be carried out through its corporate officers and employees acting in their capacities as officers and employees and not as fiduciaries.

B. The Board of Directors may terminate or amend any or all of the provisions of or add provisions to this Plan at any time. However, no termination or amendment of this Plan shall reduce or adversely affect
       (i) the benefit then being paid under this Plan, or (ii) the benefit (including optional forms of benefit) that an Employee would be eligible to receive under this Plan in the event that, within five years of the effective date of the termination or amendment of this Plan, he or she retires with an immediate retirement benefit under the Unocal Retirement Plan or dies. After a Change of Control, the Plan may not be amended to eliminate or modify the right of an Employee (or beneficiary) to receive a single sum cash payment of his or her benefits pursuant to Article III.

C. No Employee, beneficiary or joint annuitant may assign, transfer, hypothecate, encumber, commute or anticipate his or her interest in any benefits under this Plan. Interests and payments under this Plan are to be free from voluntary or involuntary assignment, and judicial levy and execution to the full extent permissible under applicable Law.

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D.     Payments under this Plan shall be made from the general funds of the
       Company or an Employer or from a grantor (rabbi) trust established by the Company or Union Oil Company of California, unless otherwise provided for by the Board of Directors.

E. The Unocal Retirement Plan Committee shall have sole discretion regarding interpretation of this Plan and making factual determinations. Unless defined below or otherwise indicated, capitalized or quoted materials refer to the meanings and definitions under the Unocal Retirement Plan. Any questions that arise as to the rights to and amount of any benefits under this Plan or as to the interpretation of any of its provisions shall be determined by said Committee.

F. Nothing in this Plan shall give any person a right to remain in the employment of the Employer or affect the right of the Employer to modify or terminate the employment of an Employee at any time, with or without cause.

G. Any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall seek to agree upon appointment of the arbitrator and the arbitration procedures. If the parties are unable to reach such agreement, a single arbitrator who is a retired judge of a Federal or California state court shall be appointed pursuant to the AAA Commercial Arbitration Rules, and the arbitrator shall determine the arbitration procedures. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator shall interpret the Plan in accordance with the Laws of California. The arbitrator shall be authorized to award reasonable attorneys' fees and other arbitration-related costs to a Participant or his or her beneficiary if an award is made in favor of the Participant or beneficiary. The award shall be limited to Plan benefits at issue, reasonable attorney's fees and arbitration-related costs.

H. The Plan shall not be terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity. The Plan shall be binding upon and inure to the benefit of any successor of the Company provided, however, that the Company or its successor may terminate the Plan, in whole or in part, at such time as it may determine in its sole discretion. Upon such termination, all affected Employees shall become fully vested in the benefits payable hereunder and the Company or its successor may choose, in its discretion, to accelerate the payment of an Employee's benefits to the actuarial present value thereof. For purposes of determining the actuarial present value of a benefit, the payment of which is accelerated upon termination of the Plan, the actuarial assumptions provided in the Unocal Retirement Plan shall apply.

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ARTICLE V - DEFINITIONS

A.     "Board of Directors" - the Board of Directors of Unocal Corporation.

B.     "Company" - Unocal Corporation.

C.     "Employee" - a person who is in the employment of an Employer.

D. "Employer" - Unocal Corporation, Union Oil Company of California and any other subsidiary or affiliate of the Company so designated by the Board of Directors.

E. "Law" - The Plan shall be governed by and construed in accordance with the laws of the State of California.

F.     "Plan" - Unocal Nonqualified Retirement Plan "A."